Exhibit 99.3

For immediate release

Citigroup Completes Sale of $230 Million in Common Stock of Primerica to Warburg Pincus

Warburg’s Michael Martin and Daniel Zilberman Appointed to Primerica’s Board of Directors

April 15, 2010—Primerica, Inc. (NYSE:PRI) today announced the closing of the sale by a subsidiary of Citigroup Inc. to private equity funds managed by Warburg Pincus LLC of approximately 16.4 million shares of the common stock of Primerica for a purchase price of $230 million. The sale included warrants that will allow the Warburg Pincus funds to acquire approximately 4.1 million additional shares of Primerica common stock, for seven years, at an exercise price of $18 per share. The sale occurred pursuant to the previously reported Securities Purchase Agreement dated as of February 8, 2010 among the Warburg Pincus funds, Primerica and the Citigroup subsidiary.

Following the closing of Warburg Pincus’ investment, affiliates of Citigroup own less than 40% of Primerica’s outstanding common stock.

In addition, Primerica announced today that Michael E. Martin, a Managing Director of Warburg Pincus LLC who co-heads its Financial Services Group, and Daniel Zilberman, also a Managing Director of Warburg Pincus LLC, have been appointed to Primerica’s Board of Directors.

Primerica, headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America with approximately 100,000 licensed representatives. The company and its representatives offer clients term life insurance, mutual funds, variable annuities and other financial products. Primerica insures 4.3 million lives and more than two million clients maintain investment accounts with the company. Primerica’s mission is to serve middle income families by helping them make informed financial decisions and providing them with the strategies and means to gain financial independence.

The sale of Primerica common stock described above was not registered with the Securities and Exchange Commission under the Securities Act of 1933, and such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.